Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MOTIVE, INC.

Motive, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”)

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is MOTIVE, INC. (the “Corporation”). The name under which the Corporation was originally incorporated is Motive Software, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 25, 1997.

SECOND: That the Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions, in accordance with Sections 242 and 245 of the General Corporation Law, (i) declaring the amendment and restatement of the Certificate of Incorporation to be in the best interest of the Corporation and its stockholders and (ii) approving the amendment and restatement of the Certificate of Incorporation hereby.

THIRD: That this Amended and Restated Certificate of Incorporation of the Company (this “Restated Certificate”) was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 and duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

FOURTH: That this Restated Certificate restates, integrates and amends the Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

The name of the corporation is Motive, Inc.

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Corporation.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of all classes of capital stock which the corporation is authorized to issue is 165,000,000 shares. The Corporation is authorized to issue two classes of stock, to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is 150,000,000 shares, par value $.001 per share, and the number of Preferred Stock authorized to be issued is 15,000,000 shares, par value $.001 per share.

The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time, to provide, out of the unissued shares of Preferred Stock, for the issuance of one or more classes or series of Preferred Stock and, with respect to each such class or series, to fix the number of shares constituting such class or series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such class or series. The voting powers, if any, preferences and relative, participating, optional and other special rights, if any, of each class or series of Preferred Stock, and any qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers herein or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law and this Restated Certificate.

ARTICLE VI

The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by one or more resolutions adopted by the Board of Directors.

The Board of Directors shall be classified and is divided into three classes of directors which shall be designated as Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. As of the effectiveness of this Restated Certificate, the Board of Directors shall assign each person who is serving as a director to one of such classes, as determined in the sole discretion of the Board of Directors. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which his term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

Cumulative voting of shares of capital stock of the Corporation shall not be permitted.

Any director or the entire Board of Directors may be removed only by a vote of the holders of at least 66 2/3% of the shares of capital stock of the Corporation then entitled to vote at the election of directors and only for cause.

ARTICLE VII

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and may not be effected by any written consent in lieu of a meeting.

ARTICLE VIII

Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made only (i) by the Board of Directors of the Corporation or (ii) by any stockholder of the Corporation entitled to vote generally in the election of directors; provided, that such stockholder shall have given notice thereof in the manner provided in the Bylaws.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend, rescind or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, alter, amend, rescind or repeal the Bylaws. The affirmative vote of the holders of record of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, alter, amend, rescind or repeal the Bylaws of the Corporation.

ARTICLE X

Special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation and may not be called by any other person.

ARTICLE XI

To the fullest extent permitted by the General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or entity, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the General Corporation Law. The right to indemnification conferred in this Article XI shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the General Corporation Law. The right to indemnification conferred in this Article XI shall be a contract right.

The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the General Corporation Law.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise or entity against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the General Corporation Law.

The rights and authority conferred in this Article XI shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Neither the amendment, rescindment nor repeal of this Article XI, nor the adoption of any provision of this Restated Certificate or the Bylaws of the Corporation, nor, to the fullest extent permitted by the General Corporation Law, any modification of law, shall eliminate or reduce the effect of this Article XI in respect of any acts or omissions occurring prior to such amendment, rescindment, repeal, adoption or modification.

ARTICLE XII

Notwithstanding any other provision of this Restated Certificate or the Bylaws to the contrary, or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of record of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, rescind or repeal Articles V, VI, VII, VIII, IX, X, XI or this Article XII of this Restated Certificate or to adopt any provision inconsistent therewith.

FIFTH: This Amended and Restated Certificate of Incorporation shall become effective at 7:15 a.m., Eastern time, on June 30, 2004.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be executed as of this 28th day of June 2004 by its duly authorized representative.

MOTIVE, INC.

By:	/s/ Paul Baker
Name:	Paul Baker
Title:	Chief Financial Officer